UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2021 (May 27, 2021)

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E

Austin, TX

(address of principal executive offices)

78759

(zip code)

866-432-6736

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO WT	New York Stock Exchange

Item 1.01	Entry Into A Material Definitive Agreement.

On May 27, 2021, E2open Parent Holdings, Inc. (“E2open”) entered into (a) a Share Purchase Deed (the “Purchase Agreement”) by and among E2open, BluJay TopCo Limited, a private limited liability company registed in England and Wales (“BluJay”), and the sellers party thereto (collectively, the “Sellers”), (b) a Management Warranty Deed (the “Management Warranty Deed”) by and among E2open and the warrantors party thereto and (c) (b) a Tax Deed (the “Tax Deed”) by and among E2open and the warrantors party thereto. The Purchase Agreement, the Management Warranty Deed and the Tax Deed are each governed by the laws of England and Wales.

The Purchase Agreement and the transactions contemplated thereby were unanimously approved by the board of directors of E2open and by the board of directors of BluJay.

Purchase Agreement

Transaction

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, E2open will acquire all of the outstanding equity interests of BluJay, and BluJay will become an indirect subsidiary of E2open (the “Transaction”).

Upon consummation of the Transaction (“Completion”), in exchange for the equity interests of BluJay, E2open will pay to the Sellers (i) 72,383,299 shares of Class A common stock, par value USD 0.0001 per share, of E2open (the “Stock Consideration”) and (ii) cash consideration in the amount of USD 456,767,623, subject to increase for a ticking fee and adjustments for leakage and other enumerated items as provided in the Purchase Agreement.

Locked Box Mechanism

The Purchase Agreement follows a typical locked-box mechanism, pursuant to which the purchase price is fixed upfront by reference to the balance sheet position of BlueJay as at December 31, 2020 (the “Locked Box Date”), without any post-completion purchase price adjustment. E2open is also required to pay an additional consideration on a daily basis for the period between the Locked Box Date and the date of Completion at a rate of USD 63,000 per day. The purchase price will be reduced on a dollar for dollar basis if any value is extracted to or for the benefit of any sellers between the Locked Box Date and the date of Completion, which we refer to as leakage, other than for certain narrowly defined permitted leakage items specifically agreed by the Sellers and E2open and expressly provided for in the Purchase Agreement (referred to as “Permitted Leakage”).

Conditions to Each Party’s Obligations

The Completion is subject to the satisfaction or waiver of the following closing conditions: (a) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Antitrust Condition”); (b) written confirmation from the New Zealand Overseas Investment Office or the relevant New Zealand Government Minister that a direction order has been issued allowing the Transaction pursuant to the Overseas Investment Act 2005 (New Zealand); (c) if the United Kingdom’s National Security and Investment Act 2021 (“NSI Act”) enters into force prior to Completion and the Transaction (or any part of it) becomes subject to a requirement thereunder to notify the United Kingdom Secretary of State for Business, Energy and Industrial Strategy (“BEIS”) and obtain the approval of BEIS prior to Completion, written confirmation from the BEIS approving the Transaction pursuant to the NSI Act; (d) the requisite approval by E2open’s stockholders related to the issuance of the Stock Consideration and the issuance of Class A common stock in connection with the PIPE Financing (described below) (the “Stockholder Approval Condition”); (e) the Stock Consideration having been approved for listing on the New York Stock Exchange (subject to official notice of issuance); and (f) there being no law or any governmental authority enjoining or preventing the transactions contemplated by the Purchase Agreement.

Termination

The Purchase Agreement may be terminated prior to the Completion: (i) by E2open or certain of the Sellers acting collectively if the conditions are not satisfied as of November 27, 2021, subject to extension in certain cases to February 27, 2022 (the “Longstop Date”) and (ii) prior to the Longstop Date, by E2open or certain of the Sellers acting collectively if the requisite stockholder approval is not obtained at the E2open stockholder meeting at which a vote was held to obtain such approval.

If the Purchase Agreement is terminated as a result of a failure to satisfy the Antitrust Condition, in certain cases, E2open must pay to the Sellers a termination fee equal to USD 60,000,000 (inclusive of any value added taxes).

If the Purchase Agreement is terminated as a result of a failure to satisfy the Stockholder Approval Condition, E2open must pay to the Sellers a termination fee equal to USD 15,000,000 (inclusive of any value added taxes).

Representations and Warranties, Covenants

The parties to the Purchase Agreement agreed to be bound by certain warranties and covenants that are customary for transactions of this type, including as to title and capacity. The warranties and covenants made by the Sellers under the Purchase Agreement will be subject to certain time limitations following Completion. The warranties and covenants made by E2open will not survive the Completion save for certain fundamental warranties and gap period covenants, which will be subject to certain time limitations following Completion.

E2open has agreed to customary covenants with respect to filing a proxy statement in respect of the transaction and calling and holding a meeting of E2open stockholders in order to obtain the requisite stockholder approval. E2open’s board of directors may not change its recommendation in connection with the requisite stockholder approval, unless a failure to do so would be a violation of its fiduciary duties; provided, that, in all cases E2open is required to call and hold a stockholder meeting at which a vote of the stockholders is taken with respect to the requisite stockholder approval, subject to the provisions of the Purchase Agreement.

Amended and Restated Investor Rights Agreement

In connection with the Consummation, E2open will amend its existing Investor Rights Agreement, dated as of February 4, 2021, to add certain of BluJay’s existing stockholders as parties thereto, including certain affiliates of each of Francisco Partners and Temasek Holdings (“Temasek”) and make other changes related to this transaction in the form of an Amended and Restated Investor Rights Agreement (the “A&R Investor Rights Agreement”). The A&R Investor Rights Agreement will provide each of Francisco Partners and Temasek with the right to nominate one director to E2open’s board of directors (subject to certain conditions). The A&R Investor Rights Agreement will also include registration rights in respect of the shares of Class A Common Stock of E2open held by the equityholders party thereto. In addition, Francisco Partners, Temasek, and certain of the existing equityholders of the Company will agree to a six month “lock-up” restriction with respect to their shares of Class A Common Stock of E2open.

A copy of the Purchase Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference, and the foregoing description of the Purchase Agreement is qualified in its entirety by reference thereto.

Management Warranty Deed; Tax Deed

In connection with the entry into the Purchase Agreement, certain of the individual Sellers (the “Warrantors”) provide business warranties separately under the Management Warranty Deed entered into with E2open. The Warrantors’ liability under the Management Warranty Deed is limited to USD 1.00, with sole recourse being to the warranty and indemnity insurance policy, which has been obtained by E2open upon the date of entry into the Purchase Agreement and the Management Warranty Deed. Additionally, certain of the management Sellers (the “Covenantors”) entered into a Tax Deed with E2open, pursuant to which the Covenantors provide customary representations and warranties with respect to tax matters concerning BluJay. As with the Management Warranty Deed, the recourse under the tax deed is limited to USD 1.00, with sole recourse being to the warranty and indemnity policy obtained by E2open.

Under the Management Warranty Deed, the Warrantors made customary business representations and warranties for transactions of this type regarding BluJay, including with respect to capacity and authority; capitalization; subsidiaries; organizational and governing documents; solvency; financial statements and accounts; period since the Locked Box Date; indebtedness, guaranties and indemnities; real estate; non-real property assets; insurance; material contracts; compliance with laws and permits; litigation; sanctions; effect of sale on shares; intellectual property, information technology and data protection; employees; pensions; employee benefits; tax; and proxy statement information. The representations and warranties made under the Management Warranty Deed will be subject to a term set out in the Management Warranty Deed (which has been extended under the warranty and indemnity insurance policy for extended recourse)). In addition, the Warrantors and E2open agreed to be bound by certain covenants that are customary for transactions of this type in respect of the conduct, and liability in respect of, any claims made under the Management Warranty Deed.

A copy of the Management Warranty Deed is attached as Exhibit 2.2 hereto and is incorporated herein by reference, and the foregoing description of the Management Warranty Deed is qualified in its entirety by reference thereto. A copy of the Tax Deed is attached as Exhibit 2.3 hereto and is incorporated herein by reference, and the foregoing description of the Tax Deed is qualified in its entirety by reference thereto.

Support Agreement

In connection with the Transaction, E2open and BluJay entered into four Support Agreements, each dated May 27, 2021 (each, a “Support Agreement”), with the following stockholders of E2open (collectively, the “Supporting Stockholders”): (a) Neuberger Berman Opportunistic Capital Solutions Master Fund LP and NBOKS Co-Investment Fund I LP; (b) CC NB Sponsor 1 Holdings LLC; (c) CC Neuberger Principal Holdings I Sponsor LLC; and (d) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight E2open Aggregator, LLC.

Subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed, among other things and subject to the respective terms thereof, to vote its shares of Common Stock (a) in favor of the transactions contemplated by the Purchase Agreement, including the issuance of the Stock Consideration to the Sellers and amending the Certificate of Incorporation of E2open to increase the authorized number of shares of Class A Common Stock (in order to facilitate the issuance of the Stock Consideration), (b) in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of E2open at which any of the foregoing matters are submitted for consideration and vote of the stockholders of E2open if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (c) against approval of (i) any proposal made in opposition to the Purchase Agreement or the consummation of the Transaction, (ii) any action or agreement that would to the knowledge of such Supporting Stockholder result in a breach of any covenant, representation or warranty or any other obligation or agreement of E2open contained in the Purchase Agreement, or of such Supporting Stockholder contained in its Support Agreement, and (iii) any other action that would reasonably be expected to materially impede, materially interfere with, materially delay, materially postpone or materially and adversely affect or prevent the transactions contemplated by the Purchase Agreement or its Support Agreement.

The Support Agreements will terminate upon the earliest to occur of the termination of the Purchase Agreement and Completion, subject to the right of the Supporting Stockholders to terminate earlier in certain limited circumstances. The Support Agreements limit the ability of the Supporting Stockholders to transfer their shares of Common Stock in a manner which results in the Supporting Stockholders ceasing to have the right to vote or direct the vote of such Common Stock, subject to certain exceptions, including that a Supporting Stockholder may transfer such Supporting Stockholder’s shares of Common Stock to certain permitted transferees.

A copy of each Support Agreement is attached as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference, and the foregoing description of the Support Agreements is qualified in its entirety by reference thereto.

Debt Financing

In connection with the signing of the Purchase Agreement, E2open entered into a commitment letter, (the “Debt Commitment Letter”), with Goldman Sachs Bank USA (“Goldman Sachs”), Credit Suisse AG and Credit Suisse Loan Funding LLC (collectively “Credit Suisse” and, together with Goldman Sachs, the “Commitment Parties”), pursuant to which the Commitment Parties have agreed, among other things, to provide USD 380 million in incremental term loans and a USD 30 million increase to the revolving credit commitments, in each case, under the Credit Agreement, dated as of February 4, 2021 (the “Credit Agreement”), by and among E2open, LLC, E2open Intermediate, LLC, each a subsidiary of E2open, the lenders party thereto and Goldman Sachs, as administrative agent, a to fund, in part, the consideration to be paid pursuant to the terms of the Purchase Agreement and to refinance certain third-party indebtedness of BluJay and to pay fees, commissions and expenses related to the foregoing (the “Debt Financing”).

PIPE Financing (Private Placement)

In connection with the signing of the Share Purchase Agreement, E2open entered into subscription agreements (the “Subscription Agreements”) with certain investors, including certain current equityholders of E2open (collectively, the “PIPE Investors”).

Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and E2open agreed to issue and sell to such investors, on the closing date, an aggregate of 28,909,022 shares of Class A Common Stock for aggregate gross proceeds of approximately $300 million (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Transaction. The Subscription Agreements provide that E2open will grant the PIPE Investors in the PIPE Financing certain customary registration rights.

A copy of the form of the Subscription Agreements is attached as Exhibit 10.5 hereto and is incorporated herein by reference, and the foregoing description of the Subscription Agreements is qualified in its entirety by reference thereto.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of Class A common stock to be offered and sold in connection with the PIPE Financing and the Stock Consideration have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) thereof.

Additional Information

In connection with the Transaction, E2open intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, and after the registration statement is declared effective by the SEC, E2open will mail a definitive proxy statement relating to the Transaction to its shareholders. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Transaction. E2open’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents filed in connection with the Transaction, as these materials will contain important information about E2open, BluJay and the Transaction. When available, the definitive proxy statement and other relevant materials for the Transaction will be mailed to shareholders of E2open as of a record date to be established for voting on the Transaction. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: E2open Parent Holdings, Inc., 9600 Great Hills Trail, Suite 300E, Austin, TX 78759.

Participants in the Solicitation

E2open and its directors and executive officers may be deemed participants in the solicitation of proxies from E2open’s shareholders with respect to the Transaction. A list of the names of those directors and executive officers and a description of their interests in E2open is contained in E2open’s filings with the SEC, including in E2open’s Annual Report on Form 10-K for the year ended February 28, 2021, which was filed with the SEC and is available free of charge at the SEC’s website at www.sec.gov, or by directing a request to: E2open Parent Holdings, Inc., 9600 Great Hills Trail, Suite 300E, Austin, TX 78759. Additional information regarding the interests of such participants will be contained in the preliminary proxy statement for the Transaction when available.

BluJay and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of E2open in connection with the Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Transaction will be included in the proxy statement for the Transaction when available.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of E2open or BluJay, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may be considered forward-looking statements. Forward-looking statements generally relate to future events or E2open’s or BluJay’s future financial or operating performance. For example, projections of future growth, financial performance, and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by E2open and its management, and BluJay and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Transaction; (2) the outcome of any legal proceedings that may be instituted against E2open, BluJay, the combined company or others following the announcement of the Transaction and any definitive agreements with respect thereto; (3) the inability to complete the Transaction due to the failure to obtain approval of the shareholders of E2open, to obtain financing to complete the Transaction or to satisfy other conditions to closing; (4) changes to the proposed structure of the Transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Transaction; (5) the ability to meet stock exchange listing standards following the consummation of the Transaction; (6) the risk that the Transaction disrupts current plans and operations of BluJay as a result of the announcement and consummation of the Transaction; (7) the ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Transaction; (9) changes in applicable laws or regulations; (10) the possibility that BluJay or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) BluJay’s estimates of expenses and profitability; and (12) other risks and uncertainties set forth in E2open’s filings with the SEC, including in the section entitled “Risk Factors” and “Forward-Looking Statements” in E2open’s Annual Report on Form 10-K for the year ended February 28, 2021.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither E2open nor BluJay undertakes any duty to update these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits. The following exhibits are provided as part of this Form 8-K:

Exhibit No.	Description
2.1†	Share Purchase Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc., BluJay TopCo Limited and the other parties thereto.

2.2†	Management Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto.

2.3†	Tax Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto.

10.1	Support Agreement, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. BluJay TopCo Limited, Neuberger Berman Opportunistic Capital Solutions Master Fund LP, and NBOKS Co-Investment Fund I LP

10.2	Support Agreement, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. BluJay TopCo Limited and CC NB Sponsor 1 Holdings LLC

10.3	Support Agreement, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. BluJay TopCo Limited and CC Neuberger Principal Holdings I Sponsor LLC

10.4	Support Agreement, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. BluJay TopCo Limited, Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight E2open Aggregator, LLC

10.5	Form of Subscription Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†      Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). E2open agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: June 1, 2021	By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President and General Counsel